Exhibit 99.1

No. 87 No.8 Coastal Way, Floor 2,Construction Bank, FTZ, Tianjin, China Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Approved For Listing On The NASDAQ Capital Market Under A New Trading Symbol: CALI

TIANJIN CITY, CHINA—June 29, 2009 –China Auto Logistics Inc. (CALG.OB) (the “Company”), one of China’s leading importers of luxury automobiles, a top provider of one stop automobile logistics services and dealer financing and operator of three of China’s leading automobile-related websites, announced today that the Company’s common stock has been approved for listing on The NASDAQ Capital Market (“NASDAQ”).  The stock will commence trading at the open tomorrow, Tuesday, June 30, 2009, with a new trading symbol: CALI.

Mr. Tong Shiping, CEO and President of the Company, stated, “We are extremely pleased to have received approval to list on NASDAQ for a variety of reasons.  First, we believe NASDAQ is recognized worldwide as the leading exchange for young, growing companies.  In turn, we believe this will greatly broaden our exposure to retail and institutional investors who also seek liquidity and the best execution and prices.  Lastly, we believe it reflects well on our Company that we have been able to meet NASDAQ’s very stringent requirements with respect to financial strength and corporate governance and are very proud of this achievement.”

Description of China Auto Logistics Inc.

Founded in 1995, with profitable sales in 2008 of approximately $190 million (+25%), the Company has grown to become one of the top importers of luxury vehicles in China. Imported luxury automobiles have been the fastest growing segment of the still young Chinese automobile industry. The Company has fueled its sales and profit growth by also becoming one of China's top logistical servicing and dealer financing companies for other automobile importers. Additionally, it is a leader in providing accurate pricing and other automobile-related information with its three web portals.  www.at188.com, is aimed at the import market, and www.1365car.tj.cn (in Tianjin), is being expanded throughout China to reach the much larger market of domestically manufactured automobile purchasers and dealers. Most recently, the Company launched www.at160.com, the first national website in China for domestic automobile customers and dealers.  Going forward, the Company’s growth strategy is focused on expansion of its highly profitable websites and auto related services, including new online services for domestic auto dealers that it expects to make available.  For additional information, please visit www.chinaautologisticsinc.com.

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Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contact:

     US Investors

     Focus Asia Partners

     Robert Agriogianis

     Tel:   973-845-6642

     Fax:  973-845-6649

     Press

     Ken Donenfeld

     donfgroup@aol.com

     Tel:   212-425-5700

     Fax:  646-381-9727

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